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                                                                 EXHIBIT 3(III)

  FORM OF CERTIFICATE OF DESIGNATION OF POWERS, PREFERENCES AND RIGHTS OF THE
   ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK OF EL PASO NATURAL GAS COMPANY

  El Paso Natural Gas Company, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority conferred upon the Board of Directors of the Company (the "Board") by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"),
the Board on      , 199  duly adopted the following resolution:

  RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company in accordance with the provisions of the Restated Certificate of Incorporation, which authorizes 25,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), the Board hereby creates a series of preferred stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation which are applicable to the preferred stock of all classes and series) as follows:

  SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "Adjustable Rate Cumulative Preferred Stock", with a par value of $.01 per share (the "AR Preferred Stock"). The AR Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution, including the Company's Series A Junior Preferred Stock, par value $.01 per share (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the AR Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities"). Shares of additional series of AR Preferred Stock may be issued from time to time by the Board of Directors, subject to limitations set forth in the Restated Certificate of Incorporation and the resolutions of the Board of Directors providing for any such series, which shall be mutually fixed by Tenneco Inc. and the Company.

  SECTION 2. Authorized Number. The authorized number of shares constituting the AR Preferred Stock shall be [505,875] shares. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the AR Preferred Stock to a number less than that of the shares then outstanding.

  SECTION 3. Dividends.

  (a) Dividend Periods and Rates. Dividends on each share of AR Preferred Stock shall be payable with respect to each quarter beginning on the last day of March, June, September and December of each year and ending on the day immediately prior to the first day of the next succeeding period (each, a "Quarterly Dividend Period"). Dividends shall be payable in cash when, as and if declared by the Board out of funds of the Company legally available therefor, quarterly in arrears on the last day of March, June, September and December of each year (each a "Quarterly Dividend Payment Date"), commencing on the next Quarterly Dividend Payment

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Date following the issuance of the AR Preferred Stock. Dividends will be payable at a per annum rate equal to the Applicable Rate in effect for the Quarterly Dividend Period to which such dividend relates, multiplied by the Liquidation Preference (as defined in Section 4) of each such share. Dividends for each full Quarterly Dividend Period will be computed by dividing the Applicable Rate by four. Dividends payable for any period less than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the related Quarterly Dividend Payment Date fixed by the Board. Dividends will be cumulative from the date of original issuance of the AR Preferred Stock. The AR Preferred Stock will not entitle the holder thereof to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends. Dividends in arrears for any past Quarterly Dividend Periods may be declared and paid at any time without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company.

  (b) Priority. So long as shares of AR Preferred Stock are outstanding, no dividends may be declared or paid and no funds may be set apart for the payment of dividends or other distributions on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless the full cumulative dividends on all outstanding shares of AR Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. No dividends or other distributions may be paid or declared and set apart for such payment on Junior Securities or Parity Securities (except dividends paid in additional shares of Junior Securities) and no Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be declared and set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Parity Securities or Junior Securities, unless, in each case, the full cumulative dividends on all outstanding shares of AR Preferred Stock shall have been declared and paid in full for all past Quarterly Dividend Periods. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Parity Securities or Junior Securities payable in Junior Securities and (ii) make, pursuant to the Company's Shareholder Rights Plan (the "Plan"), redemptions of Rights (as defined in the Plan) distributed pursuant to the Plan.

  (c) Applicable Rate. Except as provided below in this subsection (c), the "Applicable Rate" for each Quarterly Dividend Period shall be a per annum rate, rounded to the nearest one-hundredth of a percentage point, equal to the
arithmetic average of the [        ] Rates quoted by the Reference Banks. In
the event that the [   ] Rates quoted by the Reference Banks with respect to
the Quarterly Dividend Period preceding the first Quarterly Dividend Payment Date are not identical to within one-one hundredth of a percentage point, then the Applicable Rate with respect to such period will be determined by Morgan Stanley & Co. Incorporated. ["Reference Banks" shall mean two major banks in the New York interbank market, one of which shall be selected by the Company and the other by Tenneco Inc. with respect to the calculation of the Applicable Rate for any Quarterly Dividend Period.] Notwithstanding the foregoing, in no event shall the Applicable Rate for any dividend period be less than 6% per annum or greater than 10% per annum.

  SECTION 4. Liquidation Rights. The liquidation preference of each share of AR Preferred Stock shall be $1,000.00 (the "Liquidation Preference"). In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, the holders of AR Preferred Stock shall receive an amount equal to the Liquidation Preference of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared). If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the AR Preferred Stock, the holders of the AR Preferred Stock and any Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts

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of accrued but unpaid dividends. After payment in full of any such liquidation preference and accrued but unpaid dividends, the AR Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

  SECTION 5. Voting Rights.

  (a) Except as provided below and as may be required by Delaware law, the holders of AR Preferred Stock will be entitled to vote together as one class with the holders of Common Stock on all matters submitted for a vote of the Company's stockholders. Each share of AR Preferred Stock shall entitle the holder thereof to 15 votes.

  (b) (i) If at any time dividends on the AR Preferred Stock shall be in arrears in an amount equal to six (6) or more quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous Quarterly Dividend Periods and for the current Quarterly Dividend Period on all shares of AR Preferred Stock then outstanding shall have been paid or set apart for payment. During each Default Period, all holders of AR Preferred Stock, voting as a class, shall have the right to elect two (2) directors.

  (ii) So long as any shares of AR Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection
(iii) below or at any annual meeting of stockholders and thereafter at annual meetings of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of AR Preferred Stock. At any meeting at which the holders of AR Preferred Stock shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number of directors which may be so elected at any special meeting does not amount to the required number of directors, the holders of the AR Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number of directors. After the holders of the AR Preferred Stock shall have exercised their right to elect directors in any Default Period and during the continuance of such period, the number of directors on the Board of Directors shall not be increased or decreased except by vote of the holders of AR Preferred Stock as herein provided or pursuant to the rights of any Senior Securities or Parity Securities.

  (iii) Unless the holders of AR Preferred Stock, if any such shares are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of AR Preferred Stock then outstanding, the Board shall, order the calling of a special meeting of holders of AR Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board or the President and Chief Executive Officer of the Company. Notice of such meeting and of any annual meeting at which holders of AR Preferred Stock are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of AR Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not earlier than 10 days and not later than 60 days after such order or request, or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the AR Preferred Stock then outstanding. Any holder of the AR Preferred Stock shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to these provisions. [Notwithstanding the provisions of this subsection (iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders of the Company.]

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  (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of AR Preferred Stock shall have exercised their right pursuant to this Section 5(b) to elect two directors voting as a class. After the exercise of such right (x) the directors so elected by the holders of AR Preferred Stock shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section 5(b) by the holders of AR Preferred Stock may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b)(iv) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

  (v) Immediately upon the expiration of a Default Period (and subject to revesting of the rights provided for in this Section 5(b) upon the subsequent occurrence of a Default Period), (x) the right of the holders of AR Preferred Stock to elect directors pursuant to this Section 5(b) shall cease, (y) the term of any directors elected by the holders of AR Preferred Stock pursuant to this Section 5(b) shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws of the Company irrespective of any increase made pursuant to subsection (ii) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws of the Company). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

  (c) Except as set forth herein, holders of AR Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

  SECTION 6. Redemption.

  (a) On or after [            ], 200  [the fifth anniversary of the Merger],
the Company may, at its option, redeem all or any part of the shares of AR Preferred Stock, in cash out of funds legally available therefor, at any time upon giving a notice of redemption as set forth in section (c) below, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption. If fewer than all of the outstanding shares of the AR Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board in its discretion may determine is fair and appropriate. AR Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the AR Preferred Stock for all past dividend periods.

  (b) On [            ], 201  [the twentieth anniversary of the Merger], the
Company shall redeem, in cash out of funds legally available therefor, all outstanding shares of AR Preferred Stock, at the Liquidation Preference thereof plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding such date.

  (c) Notice of redemption of AR Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of AR Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in the Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of AR Preferred Stock to be redeemed and, if fewer than all shares of AR Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the redemption price; and (5) that dividends on the AR Preferred Stock to be redeemed shall cease to accrue on such redemption date, except as otherwise provided herein. If a notice of redemption has been given, from

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and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the AR Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividend due on a Quarterly Dividend Payment Date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

  SECTION 7. Exchange.

  (a) At any time, the Company shall have the right to exchange the outstanding shares of the AR Preferred Stock for shares of Common Stock, subject to the notice provisions set forth below. On the date fixed for such exchange by the Board (the "Exchange Date"), the Company shall deliver to the holders of the AR Preferred Stock, in exchange for each share of AR Preferred Stock (i) the number of shares of Common Stock equal to the Common Equivalent Rate in effect on the Exchange Date, plus (ii) an amount in cash equal to all accrued and unpaid dividends on such shares of AR Preferred Stock up to but excluding the Exchange Date. The Common Equivalent Rate shall be subject to adjustment from time to time as provided herein, but all adjustments to the Common Equivalent Rate shall be calculated to the nearest one one-hundredth of a share of Common Stock.

  (b) The "Common Equivalent Rate" shall be determined by dividing 1,000 by the Current Market Price. "Current Market Price" means the average of the daily Closing Prices for the five consecutive Trading Dates ending on and including the date immediately preceding the Exchange Date. The term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) of a share of Common Stock on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached) of a share of Common Stock on such day, in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the five consecutive Trading Dates ending on and including the date immediately preceding the Exchange
Date) or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of a share of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotations System, or a similarly generally accepted reporting service, or if not so available, the market price of a share of Common Stock as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate. The term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

  (c) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Company to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon redemption of the AR Preferred Stock, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at the Common Equivalent Rate, including registration of such Common Stock under applicable federal and state securities laws.

  (d) Notice of exchange of AR Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for exchange thereof, to each record holder of shares of AR Preferred Stock at the address of such holder in the books of the Company and (ii) publication in the Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the exchange. The mailed and published notice shall state, as appropriate: (1) the Exchange Date and record date for purposes of such exchange;

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(2) the place or places at which certificates for shares of AR Preferred Stock are to be surrendered, and (3) that dividends on the AR Preferred Stock shall cease to accrue on the Exchange Date, except as otherwise provided herein. If a notice of exchange has been given, from and after the Exchange Date (unless the Company defaults in delivery of the shares of Common Stock to be exchanged for AR Preferred Stock, or any cash with respect to accrued and unpaid dividends up to the Exchange Date, in which event the exchange shall be null and void as to all shares of AR Preferred Stock), dividends on the AR
Preferred Stock will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof with respect to such shares (except the right to receive shares of Common Stock in exchange therefor and any dividends due on a Quarterly Dividend Payment Date after the Exchange Date relating to a dividend record date prior to the Exchange Date) will cease.

  (e) Each holder of shares of the AR Preferred Stock shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state) to the Company at the place designated in the notice of such exchange and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this Section 7 upon such surrender and following the Exchange Date.

  (f) No fractional shares or script representing fractional shares of Common Stock shall be issued upon the exchange of any shares of AR Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the exchange of a share of AR Preferred Stock, the Company shall, at its election, either (i) sell such fractional share, as agent for the person entitled thereto, and distribute the proceeds of such sale, net of any discounts, commissions, fees or expenses associated with such sale, to such person, all in accordance with applicable rules under the Securities Act of 1933, as amended, or (ii) pay to the holder entitled thereto an amount in cash (computed to the nearest cent) equal to the current value such fraction represents of the Current Market Price, or (iii) round such fractional share otherwise issuable to any holder up to the nearest whole number of shares of Common Stock. If more than one share shall be surrendered for exchange by the same holder, the number of full shares of Common Stock issuable upon exchange thereof shall be computed on the basis of the aggregate number of shares of AR Preferred Stock so surrendered.

  SECTION 8. Status of Reacquired Shares. If shares of AR Preferred Stock are redeemed pursuant to Section 6 or exchanged pursuant to Section 7, the shares so reacquired shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as AR Preferred Stock.

  SECTION 9. Preemptive Rights. The AR Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

  SECTION 10. Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of AR Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's Chief Executive Officer or President.

  SECTION 11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

  IN WITNESS WHEREOF, El Paso Natural Gas Company has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested
by its Secretary this   day of     , 199 .

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